Exhibit 8

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EXHIBIT 8: SUBSIDIARIES OF VAN DER MOOLEN HOLDING N.V.

Subsidiary                                              Country of Incorporation      % Ownership Interest
---------------------------------------------  ----------------------------------  ------------------------
VDM Specialists USA, LLC.....................           United States of America                      75.0
Van der Moolen Options USA, LLC..............           United States of America                     100.0
Van der Moolen Effecten Specialist B.V.......                        Netherlands                     100.0
Van der Moolen Obligaties B.V................                        Netherlands                     100.0
Van der Moolen Trading GmbH..................                            Germany                     100.0
Van der Moolen Equities, Ltd.................                     United Kingdom                     100.0
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